Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-280393), S-8 (No. 333-227437), and S-8 (No. 338-281717) of our report dated March 12, 2025, with respect to the consolidated financial statements of Bank7 Corp., which report is included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Oklahoma City, Oklahoma
March 16, 2026